Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Fiscal Year 2024 Financial Results

STAMFORD, Conn., May 22, 2024 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months and fiscal year ended March 31, 2024.

Key Recent Development

◾	Declared an irregular dividend totaling $40.6 million to be paid on or about May 30, 2024.

Highlights for the Fourth Quarter Ended March 31, 2024

◾	Revenues of $141.4 million.

◾	Time charter equivalent (“TCE”)(1) per operating day rate for our fleet of $72,202.

◾	Net income of $79.2 million, or $1.96 earnings per diluted share (“EPS”), and adjusted net income(1) of $77.6 million, or $1.91 adjusted diluted earnings per share (“adjusted EPS”)(1).

◾	Adjusted EBITDA(1) of $105.0 million.

◾	Declared and paid an irregular dividend totaling $40.6 million.

Highlights for the Fiscal Year Ended March 31, 2024

◾	Revenues of $560.7 million.

◾	TCE(1) per operating day rate for our fleet of $65,986.

◾	Net income of $307.4 million, or $7.60 EPS, and adjusted net income(1) of $307.4 million, or $7.60 adjusted EPS(1).

◾	Adjusted EBITDA(1) of $417.4 million.

◾	Declared and paid four irregular dividends totaling $162.2 million.
◾	Entered into the 2023 A&R Debt Facility (amending and restating the 2022 Debt Facility) to upsize the revolving credit facility amount to $50.0 million and added a new, uncommitted accordion term loan facility, in an aggregate principal amount of up to $100.0 million.
◾	Entered into an agreement for a newbuilding Very Large Gas Carrier / Ammonia Carrier expected to be delivered in the third calendar quarter of 2026 for which we made the first $23.8 million installment payment in January 2024.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John Hadjipateras, Chairman, President, and Chief Executive Officer of the Company, commented, “We generated a record-breaking fiscal year 2024 TCE of nearly $66,000 per operating day, yielding our highest ever net income and a more than 30% return on equity. Including the $1.00 per share dividend recently declared, we will have returned over $730 million to shareholders since our IPO. The challenges from market volatility and geopolitical events continued in the last quarter as we remain focused on the quality of our service to customers and the strength of our balance sheet. I am grateful to and commend our seafarers and shore staff for their commitment to our mission to provide safe, reliable, clean, and trouble-free transportation.”

Fourth Quarter Fiscal Year 2024 Results Summary

Our net income amounted to $79.2 million, or $1.96 per share, for the three months ended March 31, 2024, compared to net income of $76.0 million, or $1.89 per share, for the three months ended March 31, 2023.

Our adjusted net income amounted to $77.6 million, or $1.91 per share, for the three months ended March 31, 2024, compared to adjusted net income of $78.1 million, or $1.94 per share, for the three months ended March 31, 2023. We have adjusted our net income for the three months ended March 31, 2024 for an unrealized gain on derivative instruments of $1.7 million and we adjusted our net income for the three months ended March 31, 2023 for an unrealized loss on derivative instruments of $2.1 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $0.5 million decrease in adjusted net income for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 is primarily attributable to increases of $5.5 million in charter hire expenses, $1.9 million in depreciation and amortization, $1.4 million in vessel operating expenses, $1.0 million in general and administrative expenses, and $0.5 million in interest and finance costs, partially offset by increases of $7.8 million and $1.4 million in revenues and interest income and a decrease of $0.6 million in voyage expenses.

The TCE rate for our fleet was $72,202 for the three months ended March 31, 2024, a 6.0% increase from the $68,135 TCE rate for the same period in the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.7% for the three months ended March 31, 2023 to 87.7% for the three months ended March 31, 2024.

Vessel operating expenses per day increased to $10,699 during the three months ended March 31, 2024 from $10,528 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues earned by our vessels, were $141.4 million for the three months ended March 31, 2024, an increase of $7.8 million, or 5.8%, from $133.6 million for the three months ended March 31, 2023. The increase was primarily attributable to increases in average TCE rates and fleet size, partially offset by a decrease in fleet utilization. TCE rates of $72,202 for the three months ended March 31, 2024 increased by $4,067 from $68,135 for the three months ended March 31, 2023. Our available days increased from 2,034 for the three months ended March 31, 2023 to 2,228 for the three months ended March 31, 2024 due to additional vessels in our fleet. Fleet utilization decreased from 95.7% during the three months ended March 31, 2023 to 87.7% during the three months ended March 31, 2024.

Charter Hire Expenses

Charter hire expenses for vessels time chartered-in from third parties were $12.7 million for three months ended March 31, 2024 compared to $7.2 million for the three months ended March 31, 2023. The increase of $5.5 million, or 75.9%, was mainly cause by an increase in time chartered-in days from 241 for the three months ended March 31, 2023 to 364 for the three months ended March 31, 2024.

Vessel Operating Expenses

Vessel operating expenses were $20.4 million during the three months ended March 31, 2024, or $10,699 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically managed vessels that were in our fleet. This was a slight increase of $1.4 million, or 7.8%, from $19.0 million, or $10,528 per vessel per calendar day, for the three months ended March 31, 2023. The increase was partially due to an increase in operating expenses per vessel per calendar day along with an increase of calendar days for our fleet from 1,801 during the three months ended March 31, 2023 to 1,911 days during the three months ended March 31, 2024 resulting from the delivery of our dual-fuel VLGC Captain Markos in March 2023. The increase of $171 per vessel per calendar day, from $10,528 for the three months ended March 31, 2023 to $10,699 per vessel per calendar day for the three months ended March 31, 2024 was primarily driven by non-capitalizable drydock-related operating expenses.

Excluding those amounts, daily operating expenses decreased by $257 from the three months ended March 31, 2023, which was mainly due to a decrease of $237 per vessel per calendar day for crew related costs.

Depreciation and Amortization

Depreciation and amortization was $17.6 million for the three months ended March 31, 2024, an increase of $1.9 million, or 12.1%, from $15.7 million for the three months ended March 31, 2023, primarily resulting from the delivery of our Dual-fuel ECO VLGC Captain Markos in March 2023.

General and Administrative Expenses

General and administrative expenses were $8.5 million for the three months ended March 31, 2024, an increase of $1.0 million, or 13.2%, from $7.5 million for the three months ended March 31, 2023. This increase was mainly attributed to an increase of $1.2 million in stock-based compensation expense (largely due to higher stock price on the grant date in fiscal year 2024 compared to fiscal year 2023), partially offset by a reduction of $0.2 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $9.7 million for the three months ended March 31, 2024, an increase of $0.5 million, or 5.1%, from $9.2 million for the three months ended March 31, 2023. The increase of $0.5 million during the three months ended March 31, 2024 was mainly due to a decrease of $0.4 million in capitalized interest and an increase of $0.3 million in interest incurred on our long-term debt, partially offset by decreases of $0.1 million in amortization of financing fees and $0.1 million of loan expenses. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, and an increase in average indebtedness. Average indebtedness, excluding deferred financing fees, decreased from $630.8 million for the three months ended March 31, 2023 to $619.9 million for the three months ended March 31, 2024. As of March 31, 2024, the outstanding balance of our long-term debt was $610.5 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain on derivatives amounted to approximately $1.7 million for the three months ended March 31, 2024, compared to loss of $2.1 million for the three months ended March 31, 2023. The $3.8 million favorable change is primarily attributable to changes in forward SOFR yield curves and reductions in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $1.8 million for the three months ended March 31, 2024 and was relatively unchanged from the three months ended March 31, 2023.

Fiscal Year 2024 Results Summary

Our net income amounted to $307.4 million, or $7.60 per share, for the year ended March 31, 2024, compared to net income of $172.4 million, or $4.29 per share, for the year ended March 31, 2023.

Our adjusted net income amounted to $307.4 million, or $7.60 per share, for the year ended March 31, 2024, compared to adjusted net income of $169.7 million, or $4.22 per share, for the year ended March 31, 2023. We have adjusted our net income for the year ended March 31, 2023 for an unrealized gain on derivatives of $2.8 million and we have adjusted our net income for the year ended March 31, 2024 for an unrealized gain on derivative instruments of less than $0.1 million and Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The favorable change of $137.7 million in adjusted net income for the year ended March 31, 2024 compared to the year ended March 31, 2023 is primarily attributable to increases in revenues of $171.0 million, interest income of $5.7 million a favorable change of $3.7 million in realized gain on derivatives, and a decrease of $0.9 million in voyage expenses. These were partially offset by increases of $20.5 million in charter hire expenses from our chartered-in VLGCs, $9.0 million in vessel operating expenses, $6.9 million in general and administrative expenses, $5.3 million in depreciation and amortization, and $2.7 million in interest and finance costs.

The TCE rate for our fleet was $65,986 for the year ended March 31, 2024, a 30.8% increase from the $50,462 TCE rate from the prior year, as further described in “Revenues” below. Please see footnote 7 to the table in “Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) decreased from 95.0% in the year ended March 31, 2023 to 93.9% in the year ended March 31, 2024.

Vessel operating expenses per day increased to $10,469 in the year ended March 31, 2024 from $9,793 in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $560.7 million for the year ended March 31, 2024, an increase of $171.0 million, or 43.9%, from $389.7 million for the year ended March 31, 2023. The increase is primarily attributable to increased average TCE rates and fleet size, partially offset by a slight decrease in fleet utilization. Average TCE rates of $65,986 for the year ended March 31, 2024 increased by $15,524 from $50,462 for the year ended March 31, 2023, primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $104.948 during the year ended March 31, 2024 compared to an average of $87.009 for the year ended March 31, 2023. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $773 during the year ended March 31, 2023, to $623 during the year ended March 31, 2024. Our available days increased from 8,053 for the year ended March 31, 2023 to 9,003 for the year ended March 31, 2024 due to three additional vessels in our fleet. Our fleet utilization decreased from 95.0% during the year ended March 31, 2023 to 93.9% during the year ended March 31, 2024.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $43.7 million for the year ended March 31, 2024 compared to $23.2 million for the year ended March 31, 2023. The increase of $20.5 million, or 88.3%, was mainly caused by an increase in time chartered-in days from 791 for the year ended March 31, 2023 to 1,512 for the year ended March 31, 2024, partially offset by a slight decline in time charter hire expense per day.

Vessel Operating Expenses

Vessel operating expenses were $80.5 million during the year ended March 31, 2024, or $10,469 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the technically managed vessels that were in our fleet. This was an increase of $9.0 million, or 12.5%, from $71.5 million, or $9,793 per vessel per calendar day, for the year ended March 31, 2023. The increase was partially due to an increase in operating expenses per vessel per calendar day along with an increase of calendar days for our fleet from 7,301 during the year ended March 31, 2023 to 7,686 days during the year ended March 31, 2024 resulting from the delivery of our Dual-fuel ECO VLGC Captain Markos from Kawasaki Heavy Industries in March 2023. The increase of $676 per vessel per calendar day, from $9,793 for the year ended March 31, 2023 to $10,469 per vessel per calendar day for the year ended March 31, 2024 was primarily the result of increases per vessel per calendar day of $391 for spares and stores, $231 for repairs and maintenance, and $191 for miscellaneous operating expenses, partially offset by a decrease of $166 per vessel per calendar day for crew related costs. Of the $676 per day increase in daily operating expense, $307 per vessel per calendar day was related to non-capitalizable drydock-related operating expenses. Excluding those amounts, daily operating expenses increased by $369 from the year ended March 31, 2023.

Depreciation and Amortization

Depreciation and amortization was $68.7 million for the year ended March 31, 2024, an increase of $5.3 million, or 8.3%, from $63.4 million for the year ended March 31, 2023, primarily resulting from the full year effect of the delivery of our Dual-fuel ECO VLGC Captain Markos in March 2023.

General and Administrative Expenses

General and administrative expenses were $39.0 million for the year ended March 31, 2024, an increase of $6.9 million, or 21.6%, from $32.1 million for the year ended March 31, 2023, primarily driven by increases of a) $4.1 million in stock-based compensation expense (largely due to higher stock price on the grant date in fiscal year 2024 compared to fiscal year 2023), b) $1.8 million in cash bonuses, and c) $1.5 million in employee-related costs and benefits, partially offset by a reduction of $0.5 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $40.5 million for the year ended March 31, 2024, an increase of $2.7 million from $37.8 million for the year ended March 31, 2023. The increase of $2.7 million during the year ended March 31, 2024 was driven by increases of $6.6 million in interest incurred on our long-term debt and a decrease of $1.4 million in capitalized interest, partially offset by decreases of $4.4 million in amortization of financing costs and $0.9 in loan expenses and bank charges. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising SOFR on our floating-rate long-term debt, partially offset by a decrease in average indebtedness, excluding deferred financing fees, from $649.0 million for the year ended March 31, 2023 to $639.9 million for the year ended March 31, 2024. As of March 31, 2024, the outstanding balance of our long-term debt, excluding deferred financing fees, was $610.5 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to less than $0.1 million for the year ended March 31, 2024 compared to $2.8 million for the year ended March 31, 2023. The $2.8 million difference is primarily attributable to changes in forward SOFR yield curves and reductions in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives was $7.5 million for the year ended March 31, 2024, compared to $3.8 million for the year ended March 31, 2023. The favorable $3.7 million difference is largely due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Fleet

The following table sets forth certain information regarding our fleet as of May 17, 2024. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Concorde	84,000	Hyundai	2015	X	S	Pool(4)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2027
Cresques(3)	84,000	Daewoo	2015	X	S	Pool-TCO(5)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(4)	—
Clermont	84,000	Hyundai	2015	X	S	Pool(4)	—
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	S	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(4)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)

“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook Update

The largest change in the LPG market in the first quarter of calendar year 2024 (“Q1 2024”) occurred in the U.S., where cold weather in January and February increased domestic demand for propane and, at one point, also limited production growth. As a result, propane prices rose from an average of 36% of West Texas Intermediate (“WTI”) in the fourth quarter of calendar year 2023 (“Q4 2023”) to nearly 50% in February 2024. U.S. LPG exports remained above 5 million metric tons (“MM MT”) per month, leading inventory levels to fall from above the 5-year average levels to around the average level seen over the last 5 years.

This rise in U.S. Mt Belvieu prices, at the same time as limited change in Far Eastern prices due to milder winter conditions and continued subdued petrochemical demand, as reported by industry consultants NGLStrategy, in Q1 2024, led to a narrowing of the U.S.-Asia arbitrage. Freight rates were consequently squeezed, with the average Baltic Freight rate falling from over $132 per metric ton in Q4 2023 to $68 per metric ton in Q1 2024. At times, the AG-Japan rate fell below $60 per metric ton.

With the rising temperatures seen towards the second half of the quarter in the U.S., production levels have continued to grow, with NGLs remaining optimized for U.S. producers where possible. Subsiding domestic demand as a result of the milder temperatures, afforded higher availability of product for export and inventory levels to build. As a result, Mt Belvieu propane prices have fallen from the high seen in February 2024 where prices reached an average of $473 per metric ton, to an average of 41% of WTI in March 2024, or $419 per metric ton.

Unrest in the Middle East, including Suez Canal limitations, maintained the strength in crude oil prices along with the continuation of additional voluntary production cuts in Saudi Arabia. Brent crude oil averaged $85 per metric ton in Q1 202, similar to the level seen in the third quarter of calendar year 2023 and Q4 2023.

Petrochemical demand remained subdued globally, however, naphtha margins in Europe finally returned to positive territory in February 2024 after remaining under pressure and at times heavily negative for most of 2023. Naphtha margins in Asia also improved but remained at an average of ($121) per metric ton in Q1 2024, compared to ($143) per metric ton in Q4 2023. Propane continued to be advantageous as a feedstock in flexible steam crackers for the production of ethylene in both the East and West. The propane-naphtha spread in NW Europe widened to ($146) per metric ton encouraging higher consumption of propane in steam crackers.

LPG imports for steam cracking in Asia reached 2.8 MM MT in Q1 2024 according to NGLStrategy models, an increase of nearly 200,000 tons from the previous quarter, and nearly 1 MM MT higher than seen in the first quarter of calendar 2023. LPG imports for steam cracking in NW Europe also rose in Q1 2024 by around 300,000 tons from the previous quarter. According to NGLStrategy, supply chain logistics at times saw some ethylene producers utilizing naphtha over LPG in NW Europe.

PDH margins remained under pressure with over-capacity and sluggish growth in China for olefins and polyolefins. A further two new PDH plants started operating in China in Q1 2024, however, propane demand for PDH operations in China decreased from 3.4 MM MT in Q4 2023 to 3.1 MM MT in Q1 2024.

Although a further 10 new VLGCs were added during Q1 2024, which initially exacerbated the freight market weakness caused by the narrower East West arb as note above. After declining steadily through February, VLGC rates steadily increased from March through April and May to today’s healthy levels. The average age of the global fleet is now approximately 10.7 years old. Currently the VLGC orderbook stands at approximately 45 VLGCs or 12% of the global fleet, excluding the VLAC (Very Large Ammonia Carriers) and VLEC (Very Large Ethane Carriers) orderbook which totals 84 vessels with potential capability to carry LPG as a product.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data (unaudited) and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Statement of Operations Data
Revenues	$141,391,564	$133,635,050	$560,717,436	$389,749,215
Expenses
Voyage expenses	381,689	1,043,946	2,674,179	3,611,452
Charter hire expenses	12,698,350	7,219,090	43,673,387	23,194,712
Vessel operating expenses	20,446,088	18,960,093	80,461,690	71,501,771
Depreciation and amortization	17,583,971	15,689,206	68,666,053	63,396,131
General and administrative expenses	8,547,932	7,549,248	39,004,183	32,086,382
Total expenses	59,658,030	50,461,583	234,479,492	193,790,448
Other income—related parties	645,454	608,106	2,592,291	2,401,701
Operating income	82,378,988	83,781,573	328,830,235	198,360,468
Other income/(expenses)
Interest and finance costs	(9,685,060)	(9,211,683)	(40,480,428)	(37,803,787)
Interest income	2,863,734	1,467,724	9,488,328	3,808,809
Unrealized gain/(loss) on derivatives	1,656,117	(2,080,999)	5,665	2,766,065
Realized gain on derivatives	1,800,918	1,773,707	7,493,246	3,771,522
Other gain/(loss), net	225,501	290,713	2,109,867	1,540,853
Total other income/(expenses), net	(3,138,790)	(7,760,538)	(21,383,322)	(25,916,538)
Net income	$79,240,198	$76,021,035	$307,446,913	$172,443,930
Earnings per common share—basic	1.96	1.90	7.63	4.31
Earnings per common share—diluted	$1.96	$1.89	$7.60	4.29
Financial Data
Adjusted EBITDA(1)	$105,046,547	$102,065,758	$417,429,321	$271,386,648
Fleet Data
Calendar days(2)	1,911	1,801	7,686	7,301
Time chartered-in days(3)	364	241	1,512	791
Available days(4)	2,228	2,034	9,003	8,053
Operating days(5)(8)	1,953	1,946	8,457	7,652
Fleet utilization(6)(8)	87.7%	95.7%	93.9%	95.0%
Average Daily Results
Time charter equivalent rate(7)(8)	$72,202	$68,135	$65,986	$50,462
Daily vessel operating expenses(9)	$10,699	$10,528	$10,469	$9,793

(1)	Adjusted EBITDA is an unaudited non-U.S. GAAP financial measure and represents net income before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation (unaudited) of net income to Adjusted EBITDA for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Net income	$79,240,198	$76,021,035	$307,446,913	$172,443,930
Interest and finance costs	9,685,060	9,211,683	40,480,428	37,803,787
Unrealized (gain)/loss on derivatives	(1,656,117)	2,080,999	(5,665)	(2,766,065)
Realized gain on interest rate swaps	(1,800,918)	(1,773,707)	(7,493,246)	(3,771,522)
Stock-based compensation expense	1,994,353	836,542	8,334,838	4,280,387
Depreciation and amortization	17,583,971	15,689,206	68,666,053	63,396,131
Adjusted EBITDA	$105,046,547	$102,065,758	$417,429,321	$271,386,648

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation (unaudited) of revenues to TCE rate for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Numerator:
Revenues	$141,391,564	$133,635,050	$560,717,436	$389,749,215
Voyage expenses	(381,689)	(1,043,946)	(2,674,179)	(3,611,452)
Time charter equivalent	$141,009,875	$132,591,104	$558,043,257	$386,137,763

Pool adjustment*	—	—	1,416,187	(514,015)
Time charter equivalent excluding pool adjustment*	$141,009,875	$132,591,104	$559,459,444	$385,623,748

Denominator:
Operating days	1,953	1,946	8,457	7,652
TCE rate:
Time charter equivalent rate	$72,202	$68,135	$65,986	$50,462
TCE rate excluding pool adjustment*	$72,202	$68,135	$66,153	$50,395

* Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements as a result of the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data (unaudited) using both methodologies is as follows:

	Three months ended		Year ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Company Methodology:
Operating Days	1,953	1,946	8,457	7,652
Fleet Utilization	87.7%	95.7%	93.9%	95.0%
Time charter equivalent rate	$72,202	$68,135	$65,986	$50,462

Alternate Methodology:
Operating Days	2,228	2,033	9,002	8,035
Fleet Utilization	100.0%	100.0%	100.0%	99.8%
Time charter equivalent rate	$63,290	$65,219	$61,991	$48,057

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles (unaudited) net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Net income	$79,240,198	$76,021,035	$307,446,913	$172,443,930
Unrealized (gain)/loss on derivatives	(1,656,117)	2,080,999	(5,665)	(2,766,065)
Adjusted net income	$77,584,081	$78,102,034	$307,441,248	$169,677,865

Earnings per common share—diluted	$1.96	$1.89	$7.60	$4.29
Unrealized (gain)/loss on derivatives	(0.05)	0.05	—	(0.07)
Adjusted earnings per common share—diluted	$1.91	$1.94	$7.60	$4.22

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	March 31, 2024	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$282,507,971	$148,797,232
Trade receivables, net and accrued revenues	659,567	3,282,256
Due from related parties	52,352,942	73,070,095
Inventories	2,393,379	2,642,395
Available-for-sale debt securities	11,530,939	—
Derivative instruments	5,139,056	—
Prepaid expenses and other current assets	14,297,917	8,507,007
Total current assets	368,881,771	236,298,985
Fixed assets
Vessels, net	1,208,588,213	1,263,928,605
Vessel under construction	23,829,678	—
Other fixed assets, net	—	48,213
Total fixed assets	1,232,417,891	1,263,976,818
Other non-current assets
Deferred charges, net	12,544,098	8,367,301
Derivative instruments	4,145,153	9,278,544
Due from related parties—non-current	25,300,000	20,900,000
Restricted cash—non-current	75,798	76,418
Operating lease right-of-use assets	191,700,338	158,179,398
Available-for-sale debt securities	—	11,366,838
Other non-current assets	2,585,116	469,227
Total assets	$1,837,650,165	$1,708,913,529
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$10,185,962	$10,807,376
Accrued expenses	3,948,420	5,637,725
Due to related parties	7,283	168,793
Deferred income	486,868	208,558
Current portion of long-term operating lease liabilities	32,491,122	23,407,555
Current portion of long-term debt	53,543,315	53,110,676
Dividends payable	1,149,665	1,255,861
Total current liabilities	101,812,635	94,596,544
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	551,549,215	604,256,670
Long-term operating lease liabilities	159,226,326	134,782,483
Other long-term liabilities	1,528,906	1,431,510
Total long-term liabilities	712,304,447	740,470,663
Total liabilities	814,117,082	835,067,207
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,995,027 and 51,630,593 shares issued, 40,619,448 and 40,382,730 shares outstanding (net of treasury stock), as of March 31, 2024 and March 31, 2023, respectively	519,950	516,306
Additional paid-in-capital	772,714,486	764,383,292
Treasury stock, at cost; 11,375,579 and 11,247,863 shares as of March 31, 2024 and March 31, 2023, respectively	(126,837,239)	(122,896,838)
Retained earnings	377,135,886	231,843,562
Total shareholders’ equity	1,023,533,083	873,846,322
Total liabilities and shareholders’ equity	$1,837,650,165	$1,708,913,529

Conference Call

A conference call to discuss the results will be held on Wednesday, May 22, 2024 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13746707. The replay will be available until May 29, 2024, at 11:59 p.m. ET.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern Very Large Gas Carriers (“VLGCs”) that transport liquefied petroleum gas globally. Our fleet currently consists of twenty-five modern VLGCs, including twenty ECO VLGCs and four dual-fuel ECO VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

Forward-Looking & Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.